SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION
              1996 NON-EMPLOYEE DIRECTOR STOCK PLAN



                     Effective June 1, 1996


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       SOUTHERN NEW ENGLAND TELECOMMUNICATIONS CORPORATION

              1996 NON-EMPLOYEE DIRECTOR STOCK PLAN



 1.  Establishment of Plan

     There is hereby established a plan (the "Plan") effective on the Effective Date, as defined herein, whereby Directors of the Company, in consideration for services rendered to the
  Company, shall receive shares of the common stock of the Company. The Plan is intended to promote a greater identity of interest between the Company's Directors and its shareholders and to attract and retain Directors by enabling such Directors to share in the growth of the Company.

 2.  Definitions

  The following defined terms are used in the Plan:

        2.1 "Board" shall mean the Board of Directors of the Company.

        2.2  "Committee"  shall mean the Committee  on  Board
             Affairs and Public Policy of the Board.

        2.3  "Company" shall mean the Southern  New  England
             Telecommunications Corporation.

        2.4 "Director" shall mean a member of the Board who is not currently an employee of the Company or any of its subsidiaries.

        2.5  "Effective Date" shall mean June 1, 1996.

        2.6 "Payment Date" shall mean the last business day of a calendar quarter.

        2.7 "Retainer" shall mean the portion of a Director's total cash compensation that is fixed and paid without regard to his/her attendance at meetings. "Retainer" shall not include the Chairperson's Retainer payable to the Chairperson of a Board committee.

        2.8 "Shares" shall mean shares of the Company's common stock, $1.00 par value.


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 3.  Stock Compensation Determination

       3.1  Each  Director on the Effective Date and each  person who becomes a Director after the Effective Date shall be paid three hundred (300) Shares ("Stock Compensation Shares") annually on the date set forth in Section 4 hereof.

       3.2 Each Director may elect to be paid a percent of his/her Retainer in the form of Shares in lieu of cash ("Elective Stock Retainer"); provided, however, that any such amount so elected shall be in increments of five percent (5%) of the Retainer, and, provided further, that the value of any fraction of shares thereof shall be paid in cash. Any such election shall be irrevocable for the calendar year to which it relates and shall be made in writing prior to the beginning of the calendar year to which it relates and at least six months in advance of the first Payment Date of such calendar year.

       3.3 The number of Shares of an Elective Stock Retainer shall be determined by dividing the amount of a Director's Retainer that is to be paid in Shares by the fair market value of a Share as of the close of trading on the business day first preceding the Payment Date.

       3.4 The number of Shares to be granted under the Plan shall be adjusted for any stock split, stock dividend, recapitalization, merger, consolidation, corporate reorganization, combination, exchange of Shares or other similar events.

4.   Stock Compensation Distribution

       4.1 Each person who is a Director on the Effective Date shall receive Stock Compensation Shares on July 1, 1996 and for years thereafter on the first quarter's Payment Date provided such person is a Director on such Payment Date. Each person who becomes a Director after the Effective Date shall receive Stock Compensation Shares on the Payment Date for the calendar quarter during which he or she became a Director and for years thereafter on the first quarter's Payment Date provided such person is a Director on such Payment Date.

       4.2 A Director shall receive any Elective Stock Retainer Shares, if the Elective Stock Retainer represents twenty-five percent (25%) or less of the Retainer, on the Payment Date for the first calendar quarter and for each additional increment of twenty-five percent (25%) or less, on the Payment Date for the next succeeding calendar quarter.

       4.3 On or before a Payment Date on which Shares are received, a Director may execute an election pursuant to
            Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code") to include in income the value of the Shares as of such Payment Date.

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       4.4  Shares  shall  be transferred on  the  books  of  the
            Company on the Payment Date. In the event of the death of a Director, any Shares owned by such Director shall be delivered to the beneficiary designated by the Director on a form provided by the Committee, or in the absence of such designation, to the Director's estate. In the event of the death of a Director, or the resignation of a Director from the Board, prior to a Payment Date, such Director shall not be entitled to receive any Shares with respect to such quarter and instead such Director or the Director's beneficiary or estate, whichever is applicable, shall receive cash.

       4.5 The Shares transferred pursuant to the Plan shall be either authorized but unissued shares of common stock of the Company or issued shares reacquired and held as treasury shares. The total number of Shares reserved for issuance shall not exceed in the aggregate 200,000 shares of common stock of the Company.

5.   Dividend and Voting Rights

  The Director, as owner of the Shares issued hereunder, shall have all the rights of a shareholder of the Company, including, but not limited to, the right to vote such shares and the right to receive all dividends declared or paid on such Shares. Notwithstanding the above, any Shares deferred pursuant to the SNET Deferred Compensation Plan for Non-
  Employee Directors shall accrue an amount equal to any dividends payable on such Shares and such Shares shall not carry any voting rights until such time as such Shares are distributed pursuant to such Deferred Compensation Plan.

6.   Holding Period

  A Director shall not sell, transfer, assign or pledge any Elective Stock Retainer Shares received on a Payment Date for a period of six months following such Payment Date. A Director shall not sell, transfer, assign or pledge any Stock Compensation Shares until such Director terminates his or her service as a Director.

7.   Change in Control

  Notwithstanding any provision of the Plan to the contrary, upon a Change in Control, as defined below, all Shares not deferred shall be immediately and fully transferable, subject to applicable federal securities laws, by a Director. In the event of a Change in Control during a calendar quarter in which a Director would receive Shares pursuant to a Section 3, such Shares shall be transferred on the last business day prior to the Change in Control.

  For purposes of this Section, Change in Control shall mean:

        (a) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) ("Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 thereunder) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting

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  securities  of  the Company entitled to vote generally  in  the
  election   of   directors  (the  "Outstanding  Company   Voting
  Securities");  excluding,  however,  the  following:  (i)   any
  acquisition   directly  from  the  Company,   other   than   an
  acquisition   by  virtue  of  the  exercise  of  a   conversion
  privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) participated in by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a "Corporate Transaction"), if, pursuant to such Corporate Transaction, the conditions described in clauses (i), (ii) and
  (iii) of Paragraph (c) of this Section 7 are satisfied; or

        (b) a change in the composition of the Board such that the individuals who, as of June 1, 1996, constitute the Board (the Board as of the above date shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 7, that any individual who becomes a member of the Board subsequent to the above date whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least a majority of those individuals who are members of the Board also shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board; or

        (c) the approval by the shareholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a
  Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) participated in by the Company or such corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power

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  of  the  then outstanding voting securities of such corporation entitled  to  vote generally in the election of directors,  and
  (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (d)  the  approval by the shareholders of the Company  of
  (i)  a  complete liquidation or dissolution of the  Company  or
  (ii) the sale or other disposition of all or substantially all of the assets of the Company; excluding, however, such a sale or other disposition to a corporation, with respect to which following such sale or other disposition, (l) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the
  Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company and any employee benefit plan (or related trust) participated in by the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

8.   Administration

  The Plan shall be administered by the Committee, which shall have the sole authority to adopt rules and regulations for carrying out the Plan and shall interpret and administer the Plan. The Plan shall be administered such that any Director participating in the Plan shall continue to be deemed to be a "disinterested person" under, and any transaction hereunder shall be governed by, Rule 16b-3 of the Securities and Exchange Commission under the Exchange Act ("Rule") as such Rule is in effect on the Effective Date and as it may be subsequently amended.

9.   Governing Law

  The Plan shall be construed in all respects under the laws of the State of Connecticut and the securities laws of the United
  States.


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10.  Amendment and Termination

  The Plan may be amended at any time by the Board; provided, however, that the Board may not, without further approval of the Company's shareholders, increase the number of Shares issuable under the Plan, materially increase the benefits accruing to participants under the Plan, or materially modify the requirements as to eligibility for participation in the Plan; and provided, further, however, that the provisions of Sections 2.4, 3.1, 3.2, 3.3, 4.1, 4.2, and 4.5 may not be
  amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. The Senior Vice President-Organization Development of the Company, with the concurrence of the Vice President and General Counsel, shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan which may be dictated by requirements of federal or state statutes applicable to the Company. No modification or termination of the Plan shall, without the participant's consent, alter or impair any of the participant's rights or obligations under the Plan.

  The Plan shall terminate upon the earlier of the following events to occur:

        (a)  Upon the issuance of all Shares under the Plan; or

        (b)  Ten (10) years after the Effective Date.

11.  Shareholder Approval

  This Plan shall become effective on June 1, 1996 subject to the approval of the Plan by the shareholders of the Company.